Exhibit 5.2

Writer’s Direct Dial: (212) 225-2510

June 21, 2004

Republic of South Africa
National Treasury
Private Bag X115
Pretoria, 0001
South Africa

Ladies and Gentlemen:

          We have acted as counsel to the Underwriters (as defined below) in connection with the offering by the Republic of South Africa (“South Africa”) pursuant to registration statements (nos. 33-85932, 333-11546 and 333-107393) (the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of U.S. $1,000,000,000 principal amount of South Africa’s 6.50% Notes due 2014 (the “Notes”). In arriving at the opinions expressed below, we have reviewed the following documents:

     (a)       the Registration Statements, and the related prospectus included in Registration Statement 333-107393, as amended and as supplemented by the prospectus supplement dated May 25, 2004, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

     (b)       the Amended and Restated Fiscal Agency Agreement dated as of May 15, 2003 (the “Amended Fiscal Agency Agreement”) between South Africa and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Fiscal Agent;

     (c)       a copy of the Notes in global form as executed by South Africa; and

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     (d)       the Underwriting Agreement dated December 8, 1994, which is incorporated by reference into the Pricing Agreement dated May 25, 2004 between South Africa and the several Underwriters named in Schedule I thereto (the “Underwriters”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to South African law and (ii) that all signatures on all such agreements and documents are genuine.

          Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authentication, execution and delivery of the Notes by the Fiscal Agent in accordance with the terms of the Amended Fiscal Agency Agreement, the Notes are valid, binding and enforceable obligations of South Africa.

          In giving the foregoing opinion, (a) we have assumed that each of South Africa and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Amended Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to South Africa regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Amended Fiscal Agency Agreement and the Notes), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights. In addition, we note (i) that the enforceability in the United States of the waiver by South Africa of its immunities from court jurisdiction and from legal process, as set forth in the Amended Fiscal Agency Agreement and the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) that the designation in Section 15 of the Amended Fiscal Agency Agreement of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Amended Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to Section 15 of the Amended Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

          The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

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          We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2003 and to the references to us under the heading “Validity of the Securities” in the prospectus referred to above and under the heading “Validity of the Notes” in the prospectus supplement referred to above. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON
By:	/s/ William F. Gorin
William F. Gorin, a Partner